Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Swift Energy Company
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-210936 and 333-215235) of Swift Energy Company of our reports dated February 27, 2017 relating to the 2016 consolidated financial statements, and the effectiveness of Swift Energy Company’s internal control over financial reporting as of December 31, 2016, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Houston Texas
February 27, 2017